Exhibit 10.9

ADVISORY AGREEMENT

The Advisor Agreement (“Agreement”) effective as of 27 October 2021 (the “Effective Date”), between ASP Isotopes, Inc. (including its successors and assigns, the “Company”) and ChemBridges LLC, a Puerto Rico limited liability company (“Advisor”).

WHEREAS, the Company is an emerging global leader in production of high purity isotopes for medical diagnostics and other applications.

WHEREAS, ChemBridges LLC (a Puerto Rico-based and registered company) is a strategic advisory firm, with extensive experience in analysis of chemical markets, chemical and allied products, technology, financial and investment analysis.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term. Subject to earlier termination option (described in Section 5), the term of this Agreement shall be effective at the day of signing by both parties (the “Effective Date”) and shall continue for 36 months thereafter. This Agreement will be “evergreen”, automatically extended for another 12 months, unless terminated by a written notice from either party three months prior to the contract expiration. The period of time from the Effective Date through the termination of this Agreement is herein referred to as the “Term.”

2. Scope of Services.

The scope of Advisory role by ChemBridges LLC is to provide subject matter expertise on a wide range of commercial activity and strategic execution of key global business objectives, including but not limited to the advisory services on strategy, M&A, R&D, organic growth, operational optimization, commercial excellence, IR and corporate governance (collectively, the “Services”).

3. Provision of Advisory Services.

a) During the Term, Advisor shall retain Sergey Vasnetsov (“Principal”) to perform the Services with assistance of Principal’s research associates (if and as needed, depending on a project) (the Principal and any such research associates, each a “Representative” and collectively the “Representatives”). It is acknowledged and agreed that: (i) selection of type and timing of Services will be directed by the Company’s Chief Executive Officer for the benefit of the Company and (ii) Advisor is not providing continuous and regular supervisory or management services. Advisor shall devote time and resources as are necessary for the performance of the Services hereunder on an as-needed basis, as may reasonably be requested by Company and agreed to by Advisor.

b) Subject to Section 12(a), (b) and (c), and provided Advisor performs the Services as required by this Agreement, nothing in this Agreement shall prohibit Advisor from providing consulting or advisory services to any Person other than a Competitor. In this Agreement:

a “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, association, organization, or any other entity; and

b “Competitor” means any Person that directly or indirectly competes with the Company or any of its affiliates or subsidiaries in the business of sourcing, developing, selling, marketing, or producing of isotopes.

c) Advisor acknowledges and agrees to be responsible for providing its own office space and office equipment, and to be available for communication with Company as may be reasonably requested via telephone, video conferences and email. Advisor further acknowledges that advisory services may require his domestic or international travel.

d) As an independent contractor, Advisor is responsible for paying appropriate taxes to relevant government entities. The parties agree that by virtue of the provision of the Services under this Agreement, Advisor shall not be entitled to any Company benefits, including but not limited to life insurance, accident and health insurance, death benefits, qualified pension or retirement plan, vacations, sick days or other benefits that Company provides to its full-time employees.

4.	Binding on Advisor’s Employees and Agents. The requirements of this Agreement, including, without limitation, the terms and conditions relating to confidentiality, conflict, non-solicitation, deliverables, assignment of work product and intellectual property rights, shall be binding on Principal, each other Representative, and any other employees, agents or contractors of Advisor. Advisor covenants and agrees to cause Principal and each other Representative to accept and agree in writing to be bound by the terms of this Agreement relating to confidentiality, conflict, non-solicitation, and assignment of work product and intellectual property rights.

5.	Termination of Services. Advisor may terminate this Agreement for any reason (“without cause”) upon 180 days’ advance written notice to the Company. Likewise, the Company may terminate this agreement “without case” upon 180 days advance written notice to Advisor. The Company may also terminate this Agreement upon written notice to Advisor if Advisor materially breaches any provision of this Agreement and does not cure the breach within 2 weeks of notification by Company of such breach. Upon termination of this Agreement under this Section 5 (or upon non-renewal of the Term as provided in Section 1) Company shall have no further obligation to Advisor hereunder except for reimbursement of any unreimbursed Advisor expenses and pro-rata payment for the partial year of Advisor Services up to the effective termination date, including impact of 180 days advance notice written by either party.

6.	Compensation. Full compensation for the Services will include two components, as follows:

a) Within ten (10) business days following the Effective Date, the Board of Directors of the Company (the "Board") will grant to Advisor 600,000 shares of restricted stock (the "Restricted Shares") under the Company's 2021 Stock Incentive Plan (the "SIP"). The Restricted Shares shall vest in three (3) equal annual installments beginning on the first anniversary of the Effective Date, and all vested shares immediately become unrestricted common shares, the property of Advisor. The Restricted Shares will be subject to the terms of the SIP and a form of award agreement approved by the Board. Any unvested Restricted Shares will be forfeited to the Company for no consideration upon termination of this Agreement.

b) On the last day of each of the first eight calendar quarters following the first anniversary of the Effective Date, the Board will grant to Advisor an unrestricted award of common stock of the Company (each a "Common Stock Award") with a value of One Hundred Sixty Thousand Dollars ($160,000) annually. The number of shares granted in each Common Stock Award shall be determined by dividing $40,000 by the fair market value per share of Common Stock, as determined in good faith by the Board (which, if the Company's common stock is publicly traded on a national securities exchange shall be the closing price per share on the trading day immediately preceding the applicable Common Stock Award grant date, as reported by the principal trading market for the Company's common stock).

7.	Expense Reimbursement. During the Term of this agreement, the Company shall reimburse the Advisor for all reasonable out-of-pocket expenses incurred by the Advisor in attending any in-person meetings, provided that the Advisor complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses.

8.	Compliance with Rules. Advisor shall fully comply with all of the Company’s working and safety rules, when working at Company’s facility(ies) or premises, and Advisor shall be responsible for his actions while on Company premises or otherwise providing the Services requested by Company.

9.	Compliance with Law. During the performance of the Services, Advisor, at his own expense and at all times, shall comply with any and all laws and ordinances and any and all rules, regulations, and orders of public authorities applicable thereto, including, but not limited to, tax and social welfare laws, applicable worker’s compensation laws, unemployment insurance requirements, employer’s liability requirements, and minimum wage.

10.	Severability. Should any provision of this Agreement be invalidated or rendered void by a court of competent jurisdiction, such decision shall not affect the remaining provisions, which will remain in full force and effect as if the invalid or void provision had not been included in the original Agreement.

11.	Advisor’s Representation and Acknowledgment. Advisor represents to the Company that his execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that he may have with or to any person or entity, including without limitation, any prior or current employer. Advisor hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and Advisor shall have no recourse whatsoever against any stockholder of the Company or any of their respective affiliates with regard to this Agreement.

12.	Advisor and Principal Covenants. (a) Unauthorized Disclosure. Advisor agrees and understands that in its position with the Company, it will be exposed to and receive information relating to the confidential affairs of the Company, including, but not limited to, research programs and results, data, scientific concepts, inventions and technical information (collectively, “Company IP”), business and marketing plans, strategies, customer information, other information concerning the Company’s research and development activities, products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. Advisor agrees that during the Term and thereafter, Advisor will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) Advisor shall have no such obligation to the extent such information is or becomes publicly known or generally known in the Company’s industry other than as a result of Advisor’s breach of its obligations hereunder and (ii) Advisor may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Term, Advisor will promptly return to the Company and/or destroy at the Company’s direction all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, other product or document, and any summary or compilation of the foregoing, in whatever form, including, without limitation, in electronic form, which has been produced by, received by or otherwise submitted to Advisor in the course or otherwise as a result of Advisor’s position with the Company during or prior to the Term, provided that the Company shall retain such materials and make them available to Advisor if requested by it in connection with any litigation against Advisor under circumstances in which (i) Advisor demonstrates to the reasonable satisfaction of the Company that the materials are useful to its defense in the litigation and (ii) the confidentiality of the materials is preserved to the reasonable satisfaction of the Company.

(b) Non-Solicitation. During the Term and for a period of three (3) years thereafter, Advisor shall not interfere with the Company’s relationship with, or endeavor to entice away from the Company, any person who, on the date of the termination of the Term and/or at any time during the one year period prior to the termination of the Term, was an employee, contractor, service provider, customer, or vendor of the Company or otherwise had a material business relationship with the Company.

(c) No Conflict. Advisor will not engage in any activity that creates an actual or perceived conflict of interest with the Company, regardless of whether such activity is prohibited by Company’s conflict of interest guidelines or this Agreement, and Advisor agrees to immediately notify the Board before engaging in any activity that could reasonably be assumed to create a potential conflict of interest with Company. Advisor shall not engage in any activity that is in direct competition with the Company or serve in any capacity (including, but not limited to, as an employee, consultant, advisor or director) in any company or entity that competes directly or indirectly with the Company without the approval of the disinterested members of the Board. Nothing in this Section 6(c) shall prohibit Advisor from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of any class of securities of a corporation, which are either private or publicly traded, so long as Advisor has no active participation in the business of such corporation or (iii) serving as an employee, consultant, director, advisor or board member of any other company that does not engage in any activity that is in direct competition with the Company.

(d) Remedies. Advisor agrees that any breach of the terms of this Section 12 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; Advisor therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by Advisor and/or any and all entities acting for and/or with Advisor without having to prove damages or paying a bond, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages from Advisor. Advisor acknowledges that the Company would not have entered into this Agreement had Advisor not agreed to the provisions of this Section 12.

(e) During the Term, and at all times thereafter, Advisor shall cooperate with the Company, at the Company’s sole cost and expense (not including legal fees and expenses that Advisor may incur by retaining independent counsel), with respect to matters about which Advisor has knowledge, including, without limitation (i) matters involving any review, audit or investigation by the Company and (ii) any pending or threatened claim, demand, action, cause of action, suit, litigation, or administrative or arbitral proceeding, hearing or review, including, without limitation, any request from a regulatory or similar agency, involving the Company.

(f) The provisions of this Section 12 shall survive any termination of the Term, and the existence of any claim or cause of action by Advisor against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 12.

13.	Work Product. In the event that Advisor participates in any of the Company’s research and development activities (“Company Practice”), or pursues research and development activities that are premised on, or extensions of, in whole or in part, research or development activities carried on by the Company (“Derivative Practice”), then the Company shall own all right, title and interest relating to all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by Advisor or jointly with others and are either materially derivative from Company Practice or Derivative Practice or involved Advisor’s use of Company IP (collectively, “Developments”). Advisor agrees to make full and prompt disclosure to the Company of all Developments and provide all Developments and all materials and concepts relating to Developments to the Company. Advisor hereby assigns to the Company or its designee all of Advisor’s right, title and interest in and to any and all Developments. Advisor agrees to cooperate fully with the Company, both during and after the term of this Agreement, with respect to the procurement, maintenance and enforcement of intellectual property rights (both in the United States and foreign countries) relating to any Developments. Advisor shall sign all documents which may be necessary or desirable in order to protect the Company’s rights in and to any Developments, and Advisor hereby irrevocably designates and appoints each officer of the Company as Advisor’s agent and attorney-in-fact to execute any such documents on Advisor’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Developments. Notwithstanding anything to the contrary above, this Section 13 does not apply to an invention for which no equipment, supplies, facility of the Company or Company IP was used, unless the invention relates to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, or the invention results from any work performed by Advisor for the Company.

14.	Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery or by email with a read receipt; to:

If to the Company:

Attn: CEO of ASP Isotopes Inc.

433 Plaza Real, Suite 275 Boca Raton, FL. 33432

Email: pmann@aspisotopes.com

If to Advisor at the address set forth below Indemnitee signature hereto.

Either of the parties hereto may change their address for purposes of notice hereunder by giving notice in writing to such other party pursuant to this Section 14.

15.	Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, neither Advisor nor the Company shall assign all or any portion of this Agreement without the prior written consent of the other party

16.	Limitation of Liability.

a) Neither party is assuming any liability for the actions or omissions of the other party except as stated in this Agreement. Company is one of the global industry leaders in its field, and is a sophisticated customer of consulting and advisory services. As such, Company shall indemnify Advisor for all claims arising out of Advisor’s performance of the services, due to intended and unintended use of Advisor’s advice and results of Advisor’s services for Company, arising both during and at any time after the Term.

b) Notwithstanding any provision to the contrary, nothing in this Agreement limits or excludes either party’s liability to the extent it relates to: death or personal injury caused by its negligence; fraud; fraudulent misrepresentation; or any other liability which may not be lawfully limited or excluded.

c) Neither party shall be liable for consequential, special, incidental or indirect losses including, without limitation, (i) loss of profits, revenue or goodwill; (ii) loss of business or (iii) loss of anticipated savings.

d) Each party agrees to use all reasonable endeavors to mitigate any losses which it may suffer under or in connection with this Agreement (including in relation to any losses covered by an indemnity) and any amounts it seeks from the other party in respect of any such liability.

17.	Advisor’s Representations and Warranties.

a) Advisor has the full power and authority to enter into this Agreement without the consent or approval of any other person, including any present or previous employers, and

b) Advisor’s execution, delivery and performance of this Agreement will not violate or cause a breach of any existing employment, consultant or any other agreement, covenant, promise or any other duties by which Advisor is bound, including confidentiality obligations or covenants not to compete including any present or previous employers.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any court in Delaware and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding; provided, however, that neither party shall commence any such action or proceeding unless prior thereto the parties have in good faith attempted to resolve the claim, dispute or cause of action which is the subject of such action or proceeding through mediation by an independent third party.

This Agreement has been duly executed by the parties as of the date first written above.

Accepted and Agreed:

ASP Isotopes Inc.

By:	/s/ Paul Mann
Name:	Paul Mann
Title:	CEO
Date:

ChemBridges LLC

/s/ Sergey Vasnetsov
Name:	Sergey Vasnetsov
Title:	President
Date:	28 October 2021

AMENDMENT TO ADVISORY AGREEMENT

Amendment to Advisory Agreement, dated as of July 1, 2022 (the “Amendment”), between ASP Isotopes Inc., a Delaware corporation (including its successors and assigns, the “Company”), and ChemBridges LLC, a Puerto Rico limited liability company (“Advisor”, and together with the Company, the “Parties”, and each, a “Party”).

WHEREAS, the Parties have entered into an Advisory Agreement, dated as of October 27, 2021 (the “Existing Agreement”);

WHEREAS, Advisor has made significant contributions to the achievement of the Company’s objectives and devoted significant time and attention, at the Company’s request, beyond the scope of advisory services contemplated by the Existing Agreement; and

WHEREAS, the Parties desire to amend the Existing Agreement to provide additional compensation to Advisor to incentivize continued future performance and encourage retention of services on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Existing Agreement.

2. Amendments to the Existing Agreement. As of the Amendment Effective Date (defined below), the Existing Agreement is hereby amended or modified as follows:

(a) Section 6(a) of the Existing Agreement is hereby amended by inserting at the end of such Section 6(a) the following new sentences:

“The Board will grant to Advisor an additional 600,000 shares of restricted stock under the SIP, which will vest quarterly over a one-year period from grant (i.e., in equal increments of 150,000 shares on the first day of October in 2022 and January, April and July in 2023), subject to Advisor’s Continuous Service (as defined in the SIP) as of each such date. Such additional shares of restricted stock will be subject to the terms and conditions of the SIP and a restricted stock award agreement between the Company and Advisor.”

3. Date of Effectiveness; Limited Effect. This Amendment will become effective as of the date first written above (the “Amendment Effective Date”). Except as expressly provided in this Amendment, all of the terms and provisions of the Existing Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Existing Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Amendment Effective Date, each reference in the Existing Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Existing Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Existing Agreement, will mean and be a reference to the Existing Agreement as amended by this Amendment.

4. Miscellaneous.

(a) This Amendment is governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions of such State.

(b) This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors and permitted assigns.

(c) The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

(d) This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

(e) This Amendment constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

ASP Isotopes Inc.

By:	/s/ Paul Mann
Name:	Paul Mann
Title:	Chief Executive Officer

ChemBridges LLC

By:	/s/ Sergey Vasnetsov
Name:	Sergey Vasnetsov
Title:	President